UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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March 17, 2006

Dear Shareholder:

We cordially invite you to attend the 2006 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 25, 2006, at 10:30 a.m. at the company’s corporate offices at 45 William Street, Wellesley, Massachusetts.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

Gregory L. Summe
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2006

PerkinElmer, Inc.

Corporate Offices

45 William Street

Wellesley, Massachusetts 02481

Page
EXECUTIVE COMPENSATION	22
Summary Compensation	22
Pension Plans	24
Employees Retirement Plan	24
Supplemental Executive Retirement Plan	24
Pension Plan Table Annual Estimated Benefits Provided by the Combined PerkinElmer, Inc. Employees Retirement Plan and Supplemental Executive Retirement Plan	26
Employment and Other Agreements	26
Option Grants	28
Option Grants in Last Fiscal Year	28
Option Exercises and Fiscal Year End Values	28
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	29
Long-Term Incentive Plans – Awards in Last Fiscal Year	30
Equity Compensation Plan Information	31
Tabular Data	31
Non-Shareholder Approved Plans	31
Life Sciences Incentive Plan	31
Other Plans	32

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	33

PROPOSAL NO. 3 SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTE TO ELECT DIRECTORS	33
Supporting Statement from the United Brotherhood of Carpenters Pension Fund for the Shareholder Proposal	33
PerkinElmer’s Statement in Opposition to Shareholder Proposal	34

OTHER MATTERS	35

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS	35

APPENDIX A PERKINELMER, INC. BY-LAWS AMENDED AND RESTATED AS OF APRIL 26, 2005	A-1

APPENDIX B FORM OF PROXY	B-1

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts 02481, on Tuesday, April 25, 2006, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect ten nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year;

3.	A shareholder proposal described in the accompanying proxy statement, if presented at the meeting by its proponents; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 27, 2006 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

GREGORY L. SUMME
Chief Executive Officer and President

March 17, 2006

Admission to the meeting will require an admission ticket and picture identification. If you are a shareholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or a brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer shareholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3810, South Hackensack, NJ 07606-9210.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 25, 2006 at 10:30 a.m., at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March 17, 2006, the approximate date on which we first sent or gave the proxy statement and form of proxy to our shareholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Secretary of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our board of directors has fixed the close of business on February 27, 2006 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 127,189,325 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

We previously mailed to shareholders or are enclosing with this proxy statement our annual report to shareholders for 2005. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Telephone: (781) 237-5100, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect ten directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all ten nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all ten nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending December 31, 2006. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is a shareholder proposal further described on the following pages. The third proposal will not be voted upon at the meeting unless it is presented by its proponents at the meeting. The proxy card provides you with the opportunity to vote for or against adopting this proposal or to abstain from voting on this proposal. If this proposal is voted upon at the meeting, your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “AGAINST” the third proposal.

Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the ten directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Accordingly, shares withheld and broker non-votes, if any, will have no effect on voting on this proposal.

The affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the ratification of our independent auditors and for approval of the shareholder proposal (if presented). Accordingly, shares abstaining and broker non-votes, if any, will have no effect on voting on these proposals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the shareholders or the board of directors will fix the number of directors at not fewer than three nor more than thirteen. We currently have ten directors, all of whose terms expire at the meeting. Our charter and bylaws provide that at each annual meeting of shareholders, the successors of the directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms expiring at the annual meeting of shareholders to be held in 2007. All ten nominees are currently directors of PerkinElmer and, except for Mr. Friel, were elected by our shareholders at the 2005 annual meeting.

Tamara J. Erickson Robert F. Friel Nicholas A. Lopardo Alexis P. Michas James C. Mullen	Dr. Vicki L. Sato Gabriel Schmergel Kenton J. Sicchitano Gregory L. Summe G. Robert Tod

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING THE TEN NOMINEES NAMED ABOVE

FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the ten nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than ten nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

TAMARA J. ERICKSON:    Age 51; Principal Occupation: Management consultant specializing in corporate strategy and organizational effectiveness. Executive officer and director for The Concours Group. Director of PerkinElmer since 1995. Member of the audit and nominating and corporate governance committees.

Ms. Erickson is the co-author of the award-winning article, “It’s Time to Retire Retirement”, published in Harvard Business Review, March 2004, as well as the article “Managing Middlessence,” published in the Harvard Business Review, March 2006, and the book Workforce Crisis: How to Beat the Coming Shortage of Skills and Talent, published in 2006 by Harvard Business School Press. Ms. Erickson is also the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. She joined The Concours Group, an executive research, education and consulting firm, in 1998. Prior to joining The Concours Group, Ms. Erickson worked as an independent consultant specializing in corporate strategy and technology management from 1997 to 1998. She served as head of U.S. consulting for P.A. Consulting Group, a management and technology consulting company, from 1996 to 1997. From 1995 to 1996, Ms. Erickson was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of Arthur D. Little’s management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a Bachelor of Arts degree in biological sciences from the University of Chicago and a Master of Business Administration degree from Harvard Business School.

ROBERT F. FRIEL:    Age 50; Principal Occupation: Vice Chairman and President, Life and Analytical Sciences unit of PerkinElmer. Director of PerkinElmer since January 1, 2006.

Mr. Friel currently serves as Vice Chairman of PerkinElmer and President of our Life and Analytical Sciences unit. Prior to being appointed Vice Chairman, he served since November 2004 as our Executive Vice President and Chief Financial Officer with responsibility for business development and information technology in addition to his oversight of our finance functions. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in Taxation from Fairleigh Dickinson University. Mr. Friel also is a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp.

NICHOLAS A. LOPARDO:    Age 59; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the finance committee and a member of the compensation and benefits committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. He is a 1968 graduate of Susquehanna University, with a Bachelor of Science degree in marketing and management, and since 1992 has served as a member of the board of directors of the

University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation, and is an advisory board member of the Salvation Army.

ALEXIS P. MICHAS:    Age 48; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm, and the Managing Partner and director of Stonington Partners, Inc. II. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1993, and is also the Managing Partner and a director of Stonington Partners, Inc. II. From 1989 to May 2001, he was a director of Merrill Lynch Capital Partners, Inc., a private investment firm that is a wholly owned subsidiary of Merrill Lynch & Co., Inc., and was a consultant to Merrill Lynch Capital Partners from 1994 until June 2001. He was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas also is a director of BorgWarner Inc., Lincoln Educational Services Corporation and a number of privately held companies.

JAMES C. MULLEN:    Age 47; Principal Occupation: President and Chief Executive Officer of Biogen Idec, Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Member of the compensation and benefits committee.

Mr. Mullen was appointed President and Chief Executive Officer of Biogen Idec, Inc. in connection with the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000 and President and Chief Operating Officer of Biogen in 1999. Mr. Mullen joined Biogen in 1989 as Director, Facilities and Engineering. He was named Vice President, Operations, in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International of Biogen, with responsibility for building all Biogen operations outside North America. Prior to joining Biogen, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc). He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. Mr. Mullen is a director of Biogen Idec, serves as Chairman of the board of directors of the Biotechnology Industry Organization (BIO), and is a director of the Biomedical Sciences Careers Program.

DR. VICKI L. SATO:    Age 57; Principal Occupation: Retired President of Vertex Pharmaceuticals, Inc., a company based in Cambridge, Massachusetts, specializing in drug development. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato served as President of Vertex Pharmaceuticals for more than four years, retiring in 2005. Dr. Sato also served eight years as the company’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Biochemistry and Molecular Biology at Harvard University, where she is currently a Visiting Lecturer, and also served as an Associate Professor in the Department of Biology at Harvard University from 1980 to 1983. Dr. Sato is also a business advisor to Atlas Ventures and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is a director of Infinity Pharmaceuticals, a privately held biotechnology company, and of Alnylam Pharmaceuticals, a publicly held biotechnology company. Dr. Sato is the author of numerous professional publications and holds several issued or pending patents.

GABRIEL SCHMERGEL:    Age 65; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the nominating and corporate governance committee and a member of the audit and executive committees.

Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel joined Genetics Institute, Inc. as President and CEO in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and CEO in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School.

KENTON J. SICCHITANO:    Age 61; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Sicchitano also is a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium.

GREGORY L. SUMME:    Age 49; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the executive committee and a member of the finance committee.

Mr. Summe was named our Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors in February 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe is a director of State Street Corporation. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

G. ROBERT TOD:    Age 66; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the compensation and benefits committee and a member of the executive, finance, and nominating and corporate governance committees.

Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute in 1961 and a Master of Business Administration degree from Harvard Business School. Mr. Tod is co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School and as a Vice President of the Alumni Executive Council of the Harvard Business School.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Ms. Erickson, Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano or Tod, or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members.

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the New York Stock Exchange and such other factors as the committee deems appropriate. Under our bylaws, a director is deemed to have retired at the annual meeting of shareholders following the date he or she attains the age of 70 years. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Chairman of the Board, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Shareholders who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met seven times in fiscal 2005. During fiscal 2005, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member.

Our board’s standing committees are audit, compensation and benefits, executive, finance, and nominating and corporate governance. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or by writing to PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Attention: Investor Relations.

Mr. Summe and Mr. Friel are the only directors who are also employees of PerkinElmer. They do not participate in any meetings at which their compensation is determined.

Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Our board holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of shareholders. In 2005, all directors attended our annual meeting of shareholders.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Michas and Schmergel and Ms. Erickson. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each of Messrs. Sicchitano, Michas and Schmergel and Ms. Erickson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Michas or Schmergel or Ms. Erickson, serves on the audit committees of more than two other public companies. The audit committee held seven meetings during fiscal 2005.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers. The compensation and benefits committee also oversees the performance evaluation of the Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers and employees and administers our incentive, compensation and benefit plans. The current members of the compensation and benefits committee are Messrs. Tod (Chair), Lopardo, Mullen and Sicchitano. The board has determined that each of Messrs. Tod, Lopardo, Mullen and Sicchitano is independent as defined under the rules of the NYSE. Our compensation and benefits committee held six meetings during fiscal 2005.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or bylaws the board is prohibited from delegating. The current members of the executive committee are Messrs. Summe (Chair), Tod, Schmergel and Sicchitano. The board has determined that each of Messrs. Tod and Sicchitano is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Mr. Tod is our Lead Director. Our executive committee did not meet during fiscal 2005.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting the company’s capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Our finance committee held two meetings during fiscal 2005.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. The current members of the nominating and corporate governance committee are Messrs. Schmergel (Chair) and Tod, Ms. Erickson and Dr. Sato. The board has determined that each of Messrs. Schmergel and Tod, Ms. Erickson and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee is authorized to retain advisers and consultants and to compensate them for their services. The committee did not retain any such advisers or consultants during fiscal year 2005. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. Our nominating and corporate governance committee held five meetings during fiscal 2005.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 1, 2006;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with Deloitte & Touche LLP its independence; and

•	Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 1, 2006 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chairman

Tamara Erickson

Alexis P. Michas

Gabriel Schmergel

Independent Auditors Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2005 fiscal year and the 2004 fiscal year:

	Fiscal 2005	Fiscal 2004
Audit Fees	$3,421,000	$2,973,000
Audit-Related Fees	674,000	521,000
Tax Fees	1,894,000	1,903,000
All Other Fees	0	0

Total Fees	$5,989,000	$5,397,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission. No audit-related fees were provided in fiscal 2005 under the de minimis exception to the audit committee pre-approval requirements. In fiscal 2004, approximately $3,000 of audit-related fees were provided under the de minimis exception to the audit committee pre-approval requirements.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,120,000 in 2005 and $1,054,000 in 2004) and expatriate tax return preparation and assistance (fees for which amounted to $361,000 in 2005 and $388,000 in 2004) accounted for $1,481,000 of the total tax fees paid for fiscal 2005 and $1,442,000 of the total tax fees paid for fiscal 2004. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $413,000 for fiscal 2005 and $461,000 for fiscal 2004. No tax fees for either fiscal 2005 or fiscal 2004 were provided under the de minimis exception to the audit committee pre-approval requirements.

All Other Fees

There were not any fees for other services in either 2005 or 2004.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at each of its regularly scheduled meetings. While controls have been established to identify all services rendered by the independent auditor, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee or a designated member of the audit committee.

Director Compensation

Our compensation and benefits committee regularly reviews our director compensation policies with the assistance of an outside advisor. The outside advisor provides data on director compensation programs at a number of companies identified by the committee and the outside advisor as industry peers, as further described in this proxy statement under the heading “Board Compensation Committee Report — Overall Philosophy.” In 2005, the outside advisor conducted a review of our director compensation program. Based on that review, the nominating and corporate governance committee accepted the compensation and benefits committee’s recommendation that no changes were needed to the director compensation program, other than to the vesting and exercise periods for stock options as described below.

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. In 2005, each non-employee director was paid an annual cash retainer of $50,000 plus an award of 3,020 shares of our common stock which had a market value on the date of award of $60,000. The Lead Director and the audit committee Chair were paid an additional annual cash retainer of $20,000. The retainer and common stock award were prorated for non-employee directors who served for only a portion of the year. In addition, in 2005 each non-employee director was awarded options to purchase 5,865 shares of our common stock at a per share exercise price of $19.87. In 2005, in order to reduce option expense and align director option grants with those granted to officers, directors were granted options with a vesting schedule and term matching option grants to officers. These options vest in three equal annual installments, beginning one year from the grant date, and may be exercised for seven years from the grant date. New non-employee directors will continue to receive an initial, one-time stock option grant of 10,000 shares. All option grants to non-employee directors are made with an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control. Directors who leave the board have three months to exercise their vested options, after which the options are cancelled, except for departures due to death or disability, in which case the options may be exercised for one year, and for departures due to retirement, in which case the options may be exercised for three years. Directors may defer the cash retainer and receipt of common stock into our deferred compensation plan.

We expect each director to own PerkinElmer stock in the amount of $90,000 within three years of the director’s election to our board. As noted above, our compensation and benefits committee regularly reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2006 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 15, 2006 through the exercise or conversion of any stock option or other right.

Name	Stock(1)	Deferred Compensation Plan Holdings(2)	Acquirable Within 60 Days(3)	Total Shares Beneficially Owned(4)	Percent of Class(5)
AMVESCAP PLC(6)	8,092,592	—	—	8,092,592	6.2%
Jeffrey D. Capello	35,106	22,484	167,999	225,589	*
Peter B. Coggins	10,000	49,133	187,500	246,633	*
Cramer Rosenthal Mc Glynn, LLC(7)	7,192,956	—	—	7,192,956	5.5%
Tamara J. Erickson	21,282	—	38,709	59,991	*
Robert F. Friel	248,300	36,687	1,098,833	1,383,820	1.1%
Nicholas A. Lopardo	16,857	29,546	45,710	92,113	*
Alexis P. Michas	14,082	7,385	21,710	43,177	*
James C. Mullen	12,040	—	6,464	18,504	*
John P. Murphy	—	5,652	—	5,652	*
Vicki L. Sato	14,232	—	21,709	35,941	*
Gabriel Schmergel	29,082	—	39,710	68,792	*
Kenton J. Sicchitano	13,322	—	33,988	47,310	*
Gregory L. Summe	280,843	410,492	3,869,166	4,560,501	3.5%
G. Robert Tod	40,682	—	57,988	98,670	*
Richard F. Walsh	41,133	130,906	959,333	1,131,372	*
All executive officers, directors, and nominees for director of the company as a group, 17 in number	902,287	771,369	6,968,485	8,642,141	6.6%

NOTES

*	Less than 1%

(1)	The address of each of our officers and directors is c/o PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, except that shares accrued under our deferred compensation plan may not be sold until distributed from the plan. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers, directors, or nominees for director are direct or indirect beneficial owners of the shares. This column also includes investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan.

(2)	Represents shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2006 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Deferred Compensation Plan Holdings” and “Acquirable Within 60 Days” columns.

(5)	The percentages reported in this column are determined in accordance with rules promulgated by the SEC. The information does not denote the percentage ownership of outstanding shares of common stock.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 by AMVESCAP PLC and certain related entities, reporting sole power to vote or direct the vote over 8,092,592 shares and sole power to dispose or direct the disposition of 8,092,592 shares. The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Cramer Rosenthal Mc Glynn, LLC, reporting sole power to vote or direct the vote over 3,133,050 shares and shared power to vote or direct the vote over 3,342,606 shares and sole power to dispose or direct the disposition of 3,306,550 shares and shared power to dispose or direct the disposition of 3,886,406 shares. The address of Cramer Rosenthal Mc Glynn, LLC is 520 Madison Avenue, New York, New York 10022.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The compensation and benefits committee of our board of directors is composed entirely of independent directors. The committee establishes and administers an overall compensation program for our executives that is intended to support our commitment to enhancing shareholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The committee reviews and approves compensation for our Chief Executive Officer and our other executive officers, including salary, annual and long-term incentives (including associated performance measures), stock compensation and any other executive benefits.

The committee engages an independent advisor to provide advice on total compensation levels, data on compensation levels for similar positions at comparable companies, and expertise on compensation strategy and program design. For the past four years, the committee has directly engaged an outside compensation consulting firm to assist the committee in its review and evaluation of the compensation for the executive officers. The committee met six times during 2005. At each of these meetings, the committee held an executive session during which only the committee members, and if requested by the committee, the advisor, was present.

Overall Philosophy

The committee believes that the compensation programs for executives should be designed to attract, motivate, and retain key talent to promote the long-term success of PerkinElmer. The committee’s overall executive compensation philosophy is that pay should be performance-based, vary with the attainment of specific objectives and be closely aligned with the interests of PerkinElmer’s shareholders. The core principles of our program include:

•	Competitive compensation levels: The committee regularly utilizes the assistance of an independent advisor to provide information on market practices, programs and compensation levels. The advisor compiles this competitor and market data at the request of, and working with, the committee.

•	Balanced pay-for-performance philosophy: The committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, operational objectives, and stock price appreciation, with the goal of fostering shareholder value in the short- and long-term.

•	Emphasis on both company and individual achievement: An executive’s compensation opportunity should provide an appropriate balance between the company’s financial and operational objectives and the individual’s contributions. The committee therefore sets a portion of an executive’s compensation that is contingent upon meeting specific performance objectives. The percentage of contingent compensation will be directly proportional to the executive’s level of responsibility.

•	Compensation programs facilitate an ownership culture: The committee believes that using compensation to instill an ownership culture effectively aligns the interest of management and our shareholders. As such, the committee designs equity based compensation, including performance-contingent restricted stock and stock options, to provide incentives for our executives to enhance shareholder value. Additionally, the committee requires management to acquire and retain specific levels of company stock.

The committee believes that the compensation policies for PerkinElmer have been designed to link executive compensation to the attainment of its specific goals and to foster an ownership culture. The committee believes that its approach to compensation allows PerkinElmer to attract and retain senior executives critical to PerkinElmer’s long-term success.

Compensation Programs in 2005

As in 2004, the committee worked with its independent advisor in 2005 to evaluate the effectiveness of PerkinElmer’s executive compensation strategy and programs. The advisor reported directly to the committee during the review process. Based on the results of the review, our compensation programs in 2005 reflected the following:

•

Compensation levels were evaluated against market data:    The committee’s compensation strategy is to set total compensation levels, consisting of base salary, bonus opportunity, long-term incentives and benefits, at approximately the median level of competitor and market data compiled by the advisor when performance meets target expectations. The committee believes that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives or the performance of competitors.

•	Our approach to long-term incentives: As implemented in 2004, PerkinElmer’s long-term incentives for executive officers comprise stock options, performance-contingent restricted stock and performance units. The committee believes this program reflects a balanced focus on operational performance, financial objectives, and stock price appreciation.

Competitive Benchmarking

The committee, working with the independent advisor, reviews industry peers that compete with PerkinElmer for management talent. The committee also regularly consults with the advisor to remain informed on market practices, programs and compensation levels. The industry peer group used for compensation comparison purposes is larger than that used in the stock performance graph, as it includes companies that are competitors with PerkinElmer for executive talent, as well as companies with which PerkinElmer competes in its other business matters. Therefore, the companies used for comparative purposes for compensation analysis overlap, but are not identical to, the peer group companies described in this proxy statement under the heading “Stock Performance Graphs.” In making compensation decisions for specific PerkinElmer officers, the committee reviewed compensation levels for individuals holding similar positions at the peer companies included in the competitor and market data compiled by the advisor.

Components of Executive Compensation

Base Salary

Each year, the committee reviews and establishes the base salary of PerkinElmer’s executive officers. Increases, if any, are based on individual performance, existing employment agreements and market conditions. To gauge market conditions, the committee evaluates the competitor and market data compiled by the advisor. Base salaries are set upon review of the competitor and market data provided to the committee, dependent on the experience, tenure, performance and potential of the individual. In general, under the terms of PerkinElmer’s employment agreements with its executive officers, the committee may not reduce the base salary of any executive officer.

Short-Term Incentive Awards

Incentive award programs provide opportunities for payout above the market median determined by the committee based upon the competitor and market data provided to it, if company and individual performance exceed previously established targets. The Performance Incentive Program, or PIP, is a cash-based incentive bonus program and serves as the primary source of cash incentives for PerkinElmer’s executive officers. In 2005, the PIP measured the performance of the Chief Executive Officer and chief accounting, financial, legal and human resources officers against specific targets for earnings per share, or EPS, and cash flow performance to determine payments. Similarly, the PIP measured the performance of officers and other key employees in our strategic business units, or SBUs, against specific targets for SBU net income and cash flow performance, as well as the corporate performance targets referred to in the preceding sentence. For 2005, each officer was assigned a target incentive payment based in part upon the competitor and market data compiled by the advisor, expressed as a percentage of base salary ranging between 50% and 100%. In general, the target specified for each officer was set at the median of the data. The actual incentive award is determined by multiplying the target incentive by a performance factor, ranging from 0% to 200%, determined by actual fiscal period EPS, cash flow and net income performance. The program year is comprised of two performance periods, which run from January 1st to June 30th and from July 1st to December 31st. Awards are paid following the end of each performance period.

For participants other than the Chief Executive Officer, the committee may adjust the PIP awards either up or down to reflect the committee’s view of the appropriate incentive for the year in light of corporate and individual performance. The committee has discretion to reduce, but not to increase, the actual PIP bonus payment for the CEO. In 2005, company and individual performance exceeded performance targets set by the committee; as a result, the PIP payments to the executive officers shown on the Summary Compensation Table in this proxy statement were above the target incentives. In addition, PIP awards were adjusted upwards for some executive officers (other than the CEO) based on individual performance. The resulting PIP payments for the executive officers shown on the Summary Compensation Table, excluding Mr. Murphy, were above the target incentives, ranging from 89% to 150% of base salary. Mr. Murphy’s incentive payment was in excess of plan targets but was prorated to reflect incentive plan participation through the third quarter of 2005.

Long-Term Incentives

The long-term incentive program is designed to align executives’ interests with those of shareholders, motivate the officer team to achieve key financial goals and reward superior performance. The committee structures the size of awards by balancing the interests of shareholders with respect to linking awards to performance against the dilutive effects of annual equity-based awards, and also considers the need to provide attractive and competitive incentive compensation. The committee bases individual grants of equity-based awards on various factors, including competitor and market data compiled by the advisor. Additionally, individual grants are impacted by company results, individual performance, and the individual’s potential to contribute to the success of PerkinElmer.

In 2004, PerkinElmer implemented a new long-term incentive program which consists of stock options, performance-contingent restricted stock and a cash-based performance unit program. This program was continued in 2005. For the executive officers, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third provided in the form of performance-contingent restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance among equity and cash incentive vehicles. An overview of the 2005 long-term incentive strategy is provided below.

•	Stock options: The committee grants stock options to senior executives and key employees based on individual contribution and potential to impact the future success of the company, as well as competitive industry practice as indicated by data compiled by the advisor. The committee grants stock options with an exercise price equal to the fair market value on the date of grant, vesting in three equal annual installments and which may be exercised for seven years from the grant date. In 2005, approximately 590 employees received grants of stock options. On January 3, 2005 the executive officers shown on the Summary Compensation Table in this proxy statement received options to purchase shares of PerkinElmer common stock. These awards are reported in the Option Grants in the Last Fiscal Year Table in this proxy statement. On January 31, 2006, the following executive officers shown on the Summary Compensation Table in this proxy statement received options to purchase the following number of shares of PerkinElmer common stock: Mr. Summe: 209,340; Mr. Friel: 101,130; Mr. Walsh: 41,463; and Mr. Capello: 42,475. PerkinElmer will report these awards in the Option Grants in the Last Fiscal Year Table in next year’s annual meeting proxy statement.

•	Performance-contingent restricted stock: In 2005, all of the executive officers named in the Summary Compensation Table in this proxy statement received awards of performance-contingent restricted stock. For the three-year performance period beginning in 2005, the vesting of these restricted shares is linked to three annual EPS targets. The shares vest upon achievement of the EPS goals (one-third of the shares vest upon achievement of each of the three increasing EPS goals) over a performance period that began on January 1, 2005 and ends December 31, 2007. If performance conditions are not met on or before December 31, 2007, unvested shares are forfeited. The performance-contingent restricted stock awards were granted on January 25, 2005 and are reported in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in this proxy statement. On January 31, 2006, the following executive officers shown on the Summary Compensation Table in this proxy statement received grants of performance-contingent restricted stock as follows: Mr. Summe: 83,938 shares; Mr. Friel: 50,565 shares; Mr. Walsh: 17,192 shares; and Mr. Capello: 20,226 shares. PerkinElmer will report these awards in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in next year’s proxy statement.

Based on achievement in excess of the 2005 EPS goal, one-third of the restricted shares granted in 2004 to the executive officers named in the Summary Compensation Table in this proxy statement vested on December 31, 2005 in the following amounts: Mr. Summe: 23,333 shares; Mr. Friel: 10,000 shares; Mr. Coggins: 10,000 shares; Mr. Walsh: 5,333 shares; and Mr. Capello: 3,333 shares. One-third of the restricted shares granted to the executive officers in 2005 also vested on December 31, 2005 based on over achievement against the 2005 EPS goal as follows: Mr. Summe: 36,786 shares; Mr. Friel: 15,435 shares; Mr. Coggins: 9,000 shares; Mr. Walsh: 7,339 shares; and Mr. Capello: 5,774 shares. Based on achievement against a goal of three consecutive years of at least 15% EPS growth per year, the following restricted shares, granted in 2002, vested on December 31, 2005: Mr. Summe: 50,000 shares; Mr. Friel: 30,000 shares; Mr. Coggins: 20,000 shares; Mr. Walsh: 20,000 shares; and Mr. Capello: 10,000 shares.

•	Performance units: In 2005, all of the executive officers named in the Summary Compensation Table participated in the performance unit plan. The performance unit program provides cash award opportunities based on sustained operational excellence. The program is based on a combination of financial measures in addition to stock price. For the three-year performance period that began on January 1, 2005, the program measures participants on the basis of EPS, profit margin and cash flow performance for the fiscal year ended December 31, 2007. In 2005, based on the competitor and market data compiled by the advisor, each officer was assigned a target value which was converted into a number of units using PerkinElmer’s stock price on the date of grant. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable EPS, margin improvement, and cash flow performance of the company. Awards are paid in cash, determined by multiplying the number of units earned by the stock price at the end of the fiscal year in which the performance goal is attained. If PerkinElmer does not achieve a threshold or minimum level of performance, no awards will be earned or paid. On January 25, 2005, the executive officers shown on the Summary Compensation Table in this proxy statement received grants of performance units associated with a three-year performance period that will end December 31, 2007. These awards are reported in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in this proxy statement. On January 31, 2006, the following executive officers shown on the Summary Compensation Table in this proxy statement received grants of performance units as follows: Mr. Summe: 83,938 units; Mr. Friel: 50,565 units; Mr. Walsh: 17,192 units; Mr. Capello: 20,226 units. PerkinElmer will report these awards in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in next year’s annual meeting proxy statement.

Based on achievement in excess of EPS, profit margin and cash flow goals for fiscal year 2005, the following payments were made to our executive officers in association with performance units granted in 2004: Mr. Summe: $890,568; Mr. Friel: $381,672; Mr. Coggins: $381,672; Mr. Walsh: $203,558; and Mr. Capello: $127,224. These awards are reported in the Summary Compensation Table in this proxy statement.

All stock options, restricted shares and performance units granted to Mr. Murphy that were unvested as of his termination of employment on October 22, 2005 were forfeited.

Executive officers may defer cash compensation, restricted stock and performance unit payments into our deferred compensation plan.

Perquisites and Benefits

In order to attract and retain key talent, PerkinElmer provides perquisites and benefits to its executive officers. These perquisites and benefits include executive life insurance, a financial counseling allowance, a car allowance, a non-qualified deferred compensation plan and, in the case of the Chief Executive Officer, the limited personal use of an aircraft in which the company owns a fractional interest. In addition to the benefit plans that cover all management employees, executive officers participate in a 401(k) Excess Program that provides the officer with the company match he would have received if not for the cap on covered compensation applied to the regular 401(k) plan. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table in this proxy statement. In addition, some executives are covered by a supplemental executive retirement plan which is described in the “Pension Plans” section of this proxy statement. The committee, with the assistance of its advisor, periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the contributions of the executive team.

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, PerkinElmer stock ownership by its officers should be significant relative to each officer’s base salary. Officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The committee expects the Chief Executive Officer to hold stock with a market value of at least two times his annual base salary. Mr. Summe, our Chief Executive Officer, exceeds this requirement and as of February 15, 2006 held more than ten times his salary in company stock. The committee expects our executive and senior vice presidents to hold stock with a market value of at least one and one-half times their annual base salary, and our other officers to hold stock with a market value at least equal to their annual base salary. As of February 15, 2006, all of our current officers were in compliance with these stock ownership guidelines.

Basis for Chief Executive Officer Compensation

PerkinElmer’s compensation program is designed to foster a pay-for-performance philosophy and ownership culture, and the committee believes that the achievement of these objectives is demonstrated through the compensation of our Chief Executive Officer, Mr. Gregory Summe. In setting compensation levels for the Chief Executive Officer, the committee reviews the competitor and market data provided by the advisor and targets his overall compensation at approximately the median for peer group companies.

For 2005, Mr. Summe was paid $950,000 in salary, which was based in part on a review of competitor and market data provided to the committee in late 2004 and reflected Mr. Summe’s experience, tenure, performance and potential. The advisor conducted an updated review of CEO compensation in late 2005. Based on results provided by the advisor, as well as their evaluation of Mr. Summe’s performance and value to the organization, the committee increased Mr. Summe’s salary to $1,000,000 effective January 1, 2006.

For 2005, PerkinElmer achieved performance on EPS and cash flow that exceeded the PIP performance targets established by the committee, and Mr. Summe was therefore awarded a PIP incentive bonus in excess of the target incentive under the formula. Based on the competitor and market data compiled by the advisor, the committee set Mr. Summe’s target incentive at 100% of his base salary. In addition, separately, the committee established additional performance objectives for the Chief Executive Officer and evaluated him against those objectives under three categories: strategic, operational and organizational. Based upon this evaluation, the committee paid Mr. Summe a bonus for 2005 that is in addition to the bonus he received from the PIP. Mr. Summe received a total bonus for 2005 of $1,718,550 which comprises a PIP award of $1,425,000 as determined by the plan formula, and an additional bonus of $293,550, as determined by his strategic, operational, and organizational accomplishments.

As described above, Mr. Summe participates in PerkinElmer’s long-term incentive program for executive officers. Mr. Summe received the following in 2005:

•	A grant of 96,786 performance units, which vest and are paid based on PerkinElmer’s achievement of specific targets related to EPS, margin and cash flow at the end of a three-year period. If PerkinElmer does not achieve any of the performance targets, no cash award is paid. The grant of these units is reported in the Long-Term Incentive Awards Table of this proxy statement.

•	A grant of 110,357 restricted shares, which vest if PerkinElmer achieves specific EPS targets prior to the end of 2007. If PerkinElmer does not achieve any of the performance targets, the restricted shares are forfeited. The grant of these shares is reported in the Long-Term Incentive Awards table of this proxy statement. One-third of these shares vested at the end of 2005 as a result of exceeding the performance target. The value of the vested shares is reflected in the LTIP Payouts: Stock column of the Summary Compensation Table of this proxy statement.

•	A grant of 200,000 stock options which vest annually over three years and carry a seven year term. These options were granted with an exercise price equal to the fair market value on the date of grant. This option grant is shown in the Option Grants in Last Fiscal Year Table of this proxy statement.

Long-term incentive awards granted to Mr. Summe in prior years vested based on the achievement of specific financial goals in fiscal 2005. Mr. Summe was paid $890,568 in association with performance units granted in 2004 based on performance exceeding specific EPS, margin and cash flow goals. This amount is reported in the LTIP Payouts: Cash column of the Summary Compensation Table in this proxy statement. Based on achievement in excess of the 2005 EPS goal, one-third (23,333) of the restricted shares granted to Mr. Summe in 2004 vested. Based on overachievement against a goal of three consecutive years of 15% EPS growth, 50,000 restricted shares granted to Mr. Summe in 2002 vested. The value of all performance-contingent restricted shares that vested based on the achievement of 2005 financial goals is reflected in the LTIP Payouts: Stock column of the Summary Compensation Table of this proxy statement.

On January 31, 2006, Mr. Summe received grants under the 2006 long-term incentive plan as follows: 83,938 performance units, 83,938 restricted shares, and 209,340 stock options. The basis of vesting for these grants mirrors the vesting structure of the 2005 program. The performance units will vest at the end of three years based on the achievement of specific EPS, margin and cash flow targets. The restricted shares provide the opportunity to vest annually over three years based on the achievement of EPS goals. The stock options vest annually over three years and carry a seven year term. PerkinElmer will report these awards in next year’s annual meeting proxy statement.

The committee considers Mr. Summe’s compensation level appropriate for the following reasons: his role in leading PerkinElmer to excellent financial results in a challenging economic environment; his commitment that the company be a leader in integrity and good corporate governance; his commitment to enhancing shareholder value; and his leadership in our quality and talent development initiatives.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if requirements are met. In general, the committee designs PerkinElmer’s compensation programs to reward executives for the achievement of our performance objectives. The stock plans are designed in a manner to comply with the performance-based exemption to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and its shareholders and, to this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of the company and its shareholders, after taking into consideration changing business conditions and performance of its employees.

Conclusion

The committee, with the assistance of the advisor, has reviewed all elements of our compensation program. In addition to supporting the committee’s core objectives and pay-for-performance philosophy, the committee believes that the programs are appropriately structured to recruit and retain PerkinElmer’s key executives. The committee’s review included base salaries, bonus arrangements, long-term incentive awards and perquisites and benefits, and the committee believes that overall compensation levels are appropriate and reasonable. The compensation and benefits committee is pleased to submit this report to the shareholders.

By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chairman

Nicholas A. Lopardo

James C. Mullen

Kenton Sicchitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2005 fiscal year, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Lopardo, Mullen, and Sicchitano. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

STOCK PERFORMANCE GRAPHS

Set forth below and on the next page are two line graphs comparing the cumulative total shareholder return on our common stock against the cumulative total return of the S&P Composite-500 Index and a Peer Group Index for (1) the five fiscal years from December 31, 2000 to January 1, 2006, and (2) the one fiscal year from January 2, 2005 to January 1, 2006. Our Peer Group Index comprises the companies identified in the Note below.

Comparison of Five-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and

Peer Group* Indices

TOTAL RETURN TO SHAREHOLDERS

REINVESTED DIVIDENDS

Comparison of One-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and

Peer Group* Indices

TOTAL RETURN TO SHAREHOLDERS

REINVESTED DIVIDENDS

NOTE

*	The Peer Group Index comprises the following companies: Affymetrix, Inc., Applied Biosystems, Beckman Coulter, Inc., Invitrogen Corporation, Millipore Corporation, Thermo Electron Corporation, Varian, Inc. and Waters Corporation.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2005, 2004, and 2003 fiscal years, of (1) our Chief Executive Officer during 2005, (2) our other four most highly compensated executive officers for 2005, all of whom were serving as executive officers as of January 1, 2006, and (3) Mr. John P. Murphy, who was employed by PerkinElmer until October 22, 2005.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus* ($)		Other Annual Compensation ($)		Restricted Stock Award(s)(1) ($)	Securities Underlying Options (#)	LTIP Payouts: Stock(2) ($)		LTIP Payouts: Cash(2) ($)		All Other Compensation(3) ($)
Gregory L. Summe(4) Chairman of the Board, Chief Executive Officer and President	2005 2004 2003	$ $ $	950,000 950,000 950,000	$ $ $	1,718,550 2,194,500 1,755,600	$ $ $	185,226 162,363 158,341	— —	200,000 — 305,000	$ $	2,594,404 528,259 —	$ $	890,568 522,668 —	$ $ $	47,500 47,500 47,500

Robert F. Friel(5) Vice Chairman and President of Life and Analytical Sciences SBU	2005 2004 2003	$ $ $	464,423 450,000 450,000	$ $ $	610,000 697,000 606,375		— — —	— —	85,000 — 141,000	$ $	1,306,049 226,400 —	$ $	381,672 224,000 —	$ $ $	23,250 22,500 22,500

Peter B. Coggins(6) Senior Vice President	2005 2004 2003	$ $ $	400,000 400,000 400,000	$ $ $	355,133 305,000 367,500		— — —	— —	60,000 — 265,000	$ $	918,840 226,400 —	$ $	381,672 224,000 —	$ $ $	20,000 20,000 27,962

Richard F. Walsh Senior Vice President and Chief Administrator Officer	2005 2004 2003	$ $ $	375,000 375,000 375,000	$ $ $	393,751 454,000 404,250		— — —	— —	40,000 — 72,000	$ $	769,752 120,739 —	$ $	203,558 119,467 —	$ $ $	18,750 18,750 18,750

Jeffrey D. Capello Senior Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	324,615 309,808 268,200	$ $ $	325,000 333,000 207,900		— — —	— —	25,000 — 86,000	$ $	450,161 75,459 —	$ $	127,224 74,667 —	$ $ $	16,250 15,563 13,435

John P. Murphy(7) Executive Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	359,615 357,212 325,000	$ $ $	310,516 458,000 348,563	$	— — 63,437	— — —	80,000 — 72,000	$	— 120,739 —	$	— 119,467 —	$ $ $	8,400 11,894 10,725

NOTES

(1)	Grants of restricted stock to officers in 2005 are disclosed in the Long-Term Incentive Plans – Awards in Last Fiscal Year Table in this proxy statement. As of the end of fiscal 2005, the number of restricted shares held and the value of those shares was as follows: for Mr. Summe, 96,905 shares with a value of $2,283,082; for Mr. Friel, 40,869 shares with a value of $962,874; for Mr. Coggins, 28,000 shares with a value of $659,680, for Mr. Walsh, 20,013 shares with a value of $471,506 and for Mr. Capello, 14,880 shares with a value of $350,573. We pay dividends, to the extent declared by the board of directors, on all outstanding shares of restricted stock.

(2)	Each of the officers named in the Summary Compensation Table received long-term incentives in 2005. Please refer to “Board Compensation Committee Report on Executive Compensation: Components of Executive Compensation – Long-term Incentives” above for a full description of these awards. These awards consist of stock options, performance-contingent restricted stock and a performance units program for cash awards. All awards were granted in January 2005 for the three-year performance period beginning in 2005 and are disclosed in the Long-Term Incentive Plans – Awards in Last Fiscal Year Table and the Option Grants in Last Fiscal Year Table in this proxy statement.

Performance-contingent restricted shares were granted in 2004 and 2005 to each of the officers named in the Summary Compensation Table. Performance-contingent restricted shares were also granted in 2002 to Mr. Summe, Mr. Friel, Mr. Coggins, Mr. Walsh and Mr. Capello, and in 2001 to Mr. Murphy. On January 24, 2006, the committee approved full or partial vesting on these grants based on meeting 2005 performance goals for each of the officers except Mr. Murphy who was no longer employed by the Company as of the vesting date. The value of these vested shares is shown in the LTIP: Stock column. Based on achievement against a goal of three consecutive years of at least 15% EPS growth each year, the committee approved vesting for the following restricted shares granted in 2002: Mr. Summe: 50,000 shares; Mr. Friel: 30,000 shares; Mr. Coggins: 20,000 shares; Mr. Walsh: 20,000 shares; and Mr. Capello: 10,000 shares. Based on achievement in excess of the 2005 EPS goal, the committee approved vesting for one-third of the restricted shares granted to the executive officers in 2004 in the following amounts: Mr. Summe: 23,333 shares; Mr. Friel: 10,000 shares; Mr. Coggins: 10,000 shares; Mr. Walsh: 5,333 shares; and Mr. Capello: 3,333 shares. The committee approved vesting of one-third of the restricted shares granted to the executive officers in 2005 based on overachievement against the 2005 EPS goal as follows: Mr. Summe: 36,786 shares; Mr. Friel: 15,435 shares; Mr. Coggins: 9,000 shares; Mr. Walsh: 7,339 shares; and Mr. Capello: 5,774 shares. Please refer to “Board Compensation Committee Report on Executive Compensation: Components of Executive Compensation – Long-term Incentives” above for a full description of these awards.

The performance units are based on a combination of financial measures, as well as stock price. For the three-year performance period beginning January 1, 2005, the units measure participants on the basis of earnings per share, margin improvement, and cash flow. Each officer is assigned a target number of units, valued at our stock price on the trading day prior to the beginning of the performance period. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable earnings per share, margin improvement and cash flow performance of the company. Based on achievement of EPS, profit margin and cash flow goals for fiscal year 2005, the following payments were made to our executive officers in association with performance units granted in 2004: $890,568 for Mr. Summe, $381,672 each for Messrs. Friel and Coggins, $203,558 for Mr. Walsh and $127,224 for Mr. Capello.

Performance units and restricted shares granted to Mr. Murphy which were unvested as of his employment termination on October 22, 2005 were forfeited.

(3)	The amounts reported in this column include our contributions to the PerkinElmer, Inc. Savings Plan for each of Messrs. Summe, Friel, Coggins, Walsh and Capello of $10,500 for 2005, $10,250 for 2004, and $10,000 for 2003. Contributions to the PerkinElmer, Inc. Savings Plan for Mr. Murphy were $8,400 for 2005, $6,765 for 2004 and $6,600 for 2003. Since 2001, we have maintained a 401(k) Excess Program whereby we contribute an amount to each officer’s deferred compensation plan account to compensate for the limitations on our ability to match the amounts the officers contribute to the PerkinElmer, Inc. Savings Plan. The amounts reported in this column also include our contributions to our deferred compensation plan as follows: (i) for Mr. Summe, $37,000 for 2005, $37,250 for 2004 and $37,500 for 2003, (ii) for Mr. Friel, $12,750 for 2005, $12,250 for 2004 and $12,500 for 2003, (iii) for Mr. Coggins, $9,500 for 2005, $9,750 for 2004 and $10,000 for 2003, (iv) for Mr. Walsh, $8,250 for 2005, $8,500 for 2004 and $8,750 for 2003, and (v) for Mr. Capello, $5,750 for 2005, $5,313 for 2004 and $3,433 for 2003. Mr. Murphy did not receive a 401(k) Excess Program deferred compensation plan contribution for 2005. In 2004 and 2003, Mr. Murphy received deferred compensation plan contributions of $5,129 and $4,125, respectively.

(4)	Compensation listed as Other Annual Compensation for Mr. Summe included personal use, valued at $126,276 for 2005, $117,363 for 2004 and $104,885 for 2003, of an aircraft in which we own a fractional interest.

(5)	On January 24, 2006, Mr. Friel was named President of our Life and Analytical Sciences unit, effective February 1, 2006. Mr. Friel continues to serve in his role as Vice Chairman of PerkinElmer and is a member of the Company’s board of directors.

(6)

Peter B. Coggins retired from his position as President of our Life and Analytical Sciences unit and Senior Vice President of the Company effective February 10, 2006. In connection with this transition, Mr. Coggins entered into a consulting agreement with the Company, pursuant to which he will continue to support PerkinElmer as a senior advisor after his retirement.

(7)	Mr. John P. Murphy was employed by PerkinElmer, Inc. as Executive Vice President and Chief Operating Officer until October 22, 2005. In 2005 he was paid base salary in the amount of $359,615 and a prorated bonus totaling $310,516 through October 22, 2005. He was granted 80,000 stock options and 42,589 shares of performance-contingent restricted stock in January 2005; both of these grants were forfeited upon his termination of employment. The other amounts reported as earned by Mr. Murphy during 2005 were paid pursuant to an employment agreement between Mr. Murphy and the Company which terminated on October 22, 2005. Compensation listed as Other Annual Compensation for Mr. Murphy in 2003 included a car allowance of $17,500, a financial planning allowance of $12,000, and mortgage interest differential payments with gross-up equaling $33,937.

Pension Plans

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan in which most U.S. employees employed as of January 31, 2001 by our Optoelectronics business are active participants. We closed the retirement plan to new employees as of January 31, 2001 and employees of our life sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of our Analytical Instruments strategic business unit and our corporate office. None of the executive officers named in the Summary Compensation Table accrued benefits under the retirement plan after March 15, 2003. The retirement plan has the following features.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s final average earnings multiplied by the number of years of credited service with PerkinElmer, plus 0.75 percent of the excess of such earnings over the social security tax base multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2005, the maximum annual compensation for these purposes was $210,000. The maximum benefit payable from the retirement plan for 2005 is $170,000.

All of our employees who participate in the retirement plan are required either to complete five years of service or to reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, which provides additional benefits for our officers named in the Summary Compensation Table, except for Messrs. Coggins, Capello and Murphy who joined the company after the plan was closed to new entrants. Officers previously designated by the board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service. If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

While we are not required to fund the supplemental plan, effective April 6, 1989, the PerkinElmer, Inc. Non-Qualified Benefit Trust Agreement was established by and between PerkinElmer and Mellon Bank, NA. As of December 31, 2005, the trust formed under that agreement had a balance of $2,097,896. The purpose of the trust is to provide greater assurance to plan participants of the plan’s ability to pay supplemental plan benefits. Amounts held in the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. The board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the supplemental plan to new participants effective July 1, 2000.

The supplemental plan provides an annual benefit payable at retirement in addition to the benefit payable from the retirement plan. Under the supplemental plan, a participant will be entitled to receive an annual payment equal to 0.85 percent of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75 percent of average total compensation in excess of the social security tax base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

Pension Plan Table (1)(2)

Annual Estimated Benefits Provided by

the Combined PerkinElmer, Inc. Employees Retirement Plan And

Supplemental Executive Retirement Plan

PENSION PLAN TABLE FOR PROXY STATEMENT AS OF DECEMBER 31, 2005

Final Average Earnings	Years of Service
	5	10	15	20	25	30	35
$3,500,000	278,262	556,524	834,786	1,113,048	1,391,311	1,669,573	1,947,835
2,500,000	198,262	396,524	594,786	793,048	991,311	1,189,573	1,387,835
1,500,000	118,262	236,524	354,786	473,048	591,311	709,573	827,835
1,000,000	78,262	156,524	234,786	313,048	391,311	469,573	547,835
900,000	70,262	140,524	210,786	281,048	351,311	421,573	491,835
800,000	62,262	124,524	186,786	249,048	311,311	373,573	435,835
700,000	54,262	108,524	162,786	217,048	271,311	325,573	379,835
600,000	46,262	92,524	138,786	185,048	231,311	277,573	323,835
500,000	38,262	76,524	114,786	153,048	191,311	229,573	267,835
450,000	34,262	68,524	102,786	137,048	171,311	205,573	239,835
400,000	30,262	60,524	90,786	121,048	151,311	181,573	211,835
350,000	26,262	52,524	78,786	105,048	131,311	157,573	183,835
300,000	22,262	44,524	66,786	89,048	111,311	133,573	155,835
250,000	18,262	36,524	54,786	73,048	91,311	109,573	127,835
225,000	16,262	32,524	48,786	65,048	81,311	97,573	113,835
200,000	14,262	28,524	42,786	57,048	71,311	85,573	99,835
175,000	12,262	24,524	36,786	49,048	61,311	73,573	85,835
150,000	10,262	20,524	30,786	41,048	51,311	61,573	71,835
125,000	8,262	16,524	24,786	33,048	41,311	49,573	57,835
100,000	6,262	12,524	18,786	25,048	31,311	37,573	43,835

NOTES

(1)	For the purpose of calculating the amounts shown in the above table, we have assumed that the participants in the specified ranges retired on December 31, 2005 at the age of 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for social security benefits or other offset amounts.

(2)	Messrs. Summe and Walsh each have five years of credited service and Mr. Friel has four years of credited service under the retirement plan, and Messrs. Summe and Walsh each have eight years of credited service and Mr. Friel has seven years of credited service under the supplemental plan as of January 1, 2006. Mr. Capello is not a participant in the retirement plan or the supplemental plan, and Messrs. Coggins and Murphy were not participants in either plan during their employment. Compensation covered under the retirement plan is limited to $210,000 for 2005. Compensation covered under the supplemental plan includes the salary and bonus shown in the Summary Compensation Table in this proxy statement.

Employment and Other Agreements

Mr. Summe entered into an amended and restated three-year employment agreement with PerkinElmer in July 2004, which automatically renews for additional three-year terms unless either party provides notice to the other of termination. Messrs. Friel, Coggins, Walsh, Capello and Murphy entered into one-year employment agreements with PerkinElmer in June 2004. Mr. Roush entered into a one-year employment agreement with PerkinElmer in November 2004. Ms. O’Hara entered into a one-year employment agreement with PerkinElmer in March 2005. All of these agreements (other than Mr. Summe’s) automatically renew for additional one-year terms unless either party provides notice to the other. The agreements provide that the executive officer will be paid a base salary as determined by our compensation and benefits committee on an annual basis and that once set, the base salary cannot be set at a rate below the salary rate currently in effect. Thus, the application of the provisions of the employment agreements resulted in minimum base salaries in 2005 for our executive officers as follows: $950,000 for Mr. Summe, $465,000 for Mr. Friel, $400,000 for Mr. Coggins, $375,000 for Mr. Walsh, $350,000 for Mr. Roush, $350,000 for Ms. O’Hara, $325,000 for Mr. Capello, and $425,000 for Mr. Murphy. Mr. Murphy’s employment contract terminated on October 22, 2005.

All of the employment agreements with the executive officers provide that in the event of a change in control of PerkinElmer, the employment term shall be extended for a period of three years from the date of the change in control. Following a change in control, if the executive is terminated without cause or resigns for good reason, the executive is entitled to receive a severance payment equivalent to three years of base salary plus bonuses and continuation of specified benefits for three years from the date of termination. In addition, the executive is entitled to receive a gross-up payment for any excise tax due on account of the severance payments plus any additional excise tax and income tax occasioned by the gross-up payment itself.

Generally, the employment agreements provide that a change in control will occur upon any of the following circumstances:

(1) 20% or more of outstanding voting stock of PerkinElmer is acquired by any person or entity;

(2) our continuing directors do not constitute a majority of the board;

(3) a business combination involving PerkinElmer or the sale or disposition of all or substantially all of the assets of PerkinElmer, in which (a) our voting securities outstanding immediately prior thereto would represent 50% or less of the voting securities of the resulting or acquiring entity or (b) any person or entity newly owns 20% or more of the resulting or acquiring entity; or

(4) our complete liquidation or dissolution is approved by our shareholders.

The employment agreement with Mr. Summe provides that he would be entitled to the continuation of his salary, bonus, and employee benefits for three years from the date of termination under certain circumstances. The employment agreements with Messrs. Friel and Walsh provide that upon termination initiated by us without cause and with one year’s notice, apart from a change in control, the executive would be entitled to continuation of his or her salary, bonus, and employee benefits for one year from the date of termination. The employment agreements with the other executive officers provide that upon termination initiated by us without cause, apart from a change in control, the executive would be entitled to continuation of his salary, bonus and employee benefits for one year from the date of termination.

In November 2003, prior to Mr. Roush being appointed an executive officer of PerkinElmer, the company entered into an officer transition program with Mr. Roush in recognition of his significant contribution and senior leadership potential. Pursuant to the program, Mr. Roush received a grant of restricted stock and a cash payment. The restricted stock grant of 5,000 shares vested on November 18, 2005. The cash payment consisted of a bonus of $100,000, one-half of which was paid in 2004, prior to Mr. Roush being appointed an executive officer, and one-half was paid in February 2005. Pursuant to the program, Mr. Roush agreed to repay one-half of this bonus if he left the company prior to November 18, 2005. All payments and vesting under this program were concluded in 2005.

Option Grants

The following table sets forth information on stock option grants made in 2005 to the executive officers identified in the Summary Compensation Table of this proxy statement. No stock appreciation rights were granted during the 2005 fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price Per Share ($/ Share)(2)	Expiration Date	Grant Date Present Value(3)
Gregory L. Summe	200,000	11%	22.22	1/3/2012	$1,658,000
Robert F. Friel	85,000	5%	22.22	1/3/2012	$704,650
Peter B. Coggins	60,000	3%	22.22	1/3/2012	$497,400
Richard F. Walsh	40,000	2%	22.22	1/3/2012	$331,600
Jeffrey D. Capello	25,000	1%	22.22	1/3/2012	$207,250
John P. Murphy(4)	80,000	5%	22.22	1/3/2012	$663,200

NOTES

(1)	Options granted by the Company in 2005 vest in three equal annual installments and may be exercised for seven years. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year, or if earlier, the scheduled last date to exercise vested options; upon retirement at a Company-recognized retirement age the optionee has the earlier of three years from the date of retirement or the scheduled last date to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon a change in control all unvested options become 100% vested. All options granted in 2005 have a grant date of January 3, 2005.

(2)	The exercise price is equal to the fair market value of the Common Stock as determined by the average of the high and the low price on the New York Stock Exchange on the date of grant.

(3)	The Black-Scholes option pricing model was used to estimate the grant date value of the options set forth in this table using the following assumptions: expected market volatility of 47.63%, a 3.46% risk-free rate of return, a 1.3% dividend yield, and a four-year expected life.

(4)	Mr. Murphy terminated employment with PerkinElmer on October 22, 2005. The stock options granted to Mr. Murphy on January 3, 2005 were unvested as of his termination date and were forfeited.

Option Exercises and Fiscal Year End Values

The following table sets forth information with respect to options exercised during 2005, and the number and value of unexercised options to purchase common stock at the end of fiscal 2005 held by officers named in the Summary Compensation Table in this proxy statement. No stock appreciation rights were exercised during fiscal 2005 or were outstanding at the end of fiscal 2005.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End($) Exercisable/Unexercisable(2)
Gregory L. Summe	—	—	3,802,500/352,500	13,636,388/1,365,137
Robert F. Friel	150,000	1,062,202	1,070,500/155,500	1,633,928/620,877
Peter B. Coggins	103,334	1,284,090	399,166/192,500	5,367,278/1,609,487
Richard F. Walsh	53,332	446,655	946,000/76,000	3,519,605/312,380
Jeffrey D. Capello	16,667	163,003	147,166/68,000	511,074/548,790
John P. Murphy(3)	186,000	1,729,942	18,000/0	128,790/0

NOTES

(1)	Based on the fair market value determined on the date of exercise, less the option exercise price.

(2)	Based on the fair market value of our common stock on December 30, 2005, less the option exercise price. For this purpose, a fair market value of $23.59 was determined by calculating the arithmetic mean of the high and the low selling price on the New York Stock Exchange.

(3)	Mr. Murphy terminated employment with PerkinElmer on October 22, 2005. Under the terms of PerkinElmer’s stock option plans, he had ninety days after his termination date to exercise options that were vested as of his termination date.

Long-Term Incentive Plans – Awards in Last Fiscal Year

The following table provides information about performance-contingent restricted stock and performance unit awards that we granted to the officers named in the Summary Compensation Table in this proxy statement as long-term incentives. These long-term incentives are described in more detail above under the heading “Board Compensation Committee Report on Executive Compensation – Components of Executive Compensation – Long-Term Incentives.”

			Estimated Future Payouts Under Non-Stock Price-Based Plans (Units or $)(2)
Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout (Yrs.)	Threshold	Target (# of shares)	Maximum
Gregory L. Summe
Shares	110,357	1 – 3	—	110,357	—
Performance Units	96,786	3	48,393	96,786	193,572
Robert F. Friel
Shares	46,304	1 – 3	—	46,304	—
Performance Units	40,768	3	20,384	40,768	81,536
Peter B. Coggins
Shares	27,000	1 – 3	—	27,000	—
Performance Units	27,000	3	13,500	27,000	54,000
Richard F. Walsh
Shares	22,018	1 – 3	—	22,018	—
Performance Units	19,339	3	9,670	19,339	38,678
Jeffrey D. Capello
Shares	17,321	1 – 3	—	17,321	—
Performance Units	15,774	3	7,887	15,774	31,548
John P. Murphy(3)
Shares	42,589	1 – 3	—	42,589	—
Performance Units	37,530	3	18,765	37,530	75,060

NOTES

(1)	On January 25, 2005, we granted restricted stock awards to each of the officers shown above. One-third of the shares reflected in this table for each officer vest upon achievement of three annual EPS goals over a performance period that began on January 1, 2005 and ends on December 31, 2007. One-third of the shares vested on December 31, 2005 based on achievement of the first EPS goal. These shares are disclosed in the “LTIP Payouts: Stock” column of the Summary Compensation Table in this proxy statement. If remaining performance conditions are not met on or before December 31, 2007, the remaining shares are forfeited.

(2)	On January 25, 2005, we granted performance units to each of the officers shown above. The performance units provided incentives on the basis of EPS, profit margin and cash flow performance over the period that began on January 1, 2005 and ends on December 31, 2007.

(3)	Mr. Murphy terminated employment with PerkinElmer on October 22, 2005. The restricted shares and performance units shown on this table were unvested as of his termination date and were forfeited.

Equity Compensation Plan Information

Tabular Data

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 1, 2006:

	(a)	(b)	( c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by holders of PerkinElmer securities(2)	11,373,082	$23.23	9,099,309	(2)
Equity compensation plans not approved by holders of PerkinElmer securities(3)	1,909,431	$17.95	747,434
Total	13,282,513	$22.47	9,846,743

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after January 2, 2005, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations contained in those plans.

(2)	Includes 1,860,506 shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 60,000 shares are issuable in connection with the current offering period, which ends on June 30, 2006. To the extent that any outstanding option under our 1999 Incentive Plan, which was approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan.

(3)	This table excludes an aggregate of 258,359 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $20.74. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table includes the options outstanding and shares available for issuance under our Life Sciences Incentive Plan.

Non-Shareholder Approved Plans

Life Sciences Incentive Plan

We assumed the Life Sciences Incentive Plan when we acquired Packard BioScience Company. The Life Sciences Incentive Plan, our 2001 plan and our 2005 plan are the only three plans from which we continue to make grants. The 2001 and 2005 plans were approved by our shareholders; the Life Sciences Incentive Plan was not.

Shares Subject to Plan: A maximum of 2,322,606 shares in the Life Sciences Incentive Plan, as adjusted, were approved by the shareholders of the Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Incentive Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, are returned to the Life Sciences Incentive Plan and become available for future grant.

Eligibility: Our employees, excluding officers and directors, and any individuals who have accepted an offer of employment, are eligible to be granted options or awards under the Life Sciences Incentive Plan.

Administration: The Life Sciences Incentive Plan is administered by our board of directors. The board has the authority to grant options and awards and to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the Life Sciences Incentive Plan to one or more committees of the board.

Terms and Conditions: Under the Life Sciences Incentive Plan, the board may grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant may not be less than 100% of the fair market value of the common stock at the time the option is granted. The option term cannot exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events: Under the Life Sciences Incentive Plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment: The board may at any time amend, suspend or terminate the plans.

Other Plans

We granted options to our Chief Executive Officer in January 1999 under a plan that was not approved by shareholders.

Shares subject to the plan: A maximum of 900,000 shares in the plan were approved for awards under the plan. Appropriate adjustments will be made to the shares subject to options outstanding under the plan upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. The options granted to our Chief Executive Officer were the sole awards authorized for grant under the plan. No additional grants may be made under the plan.

Administration: The plan is administered by our board of directors. The board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the plan to one or more committees of the board.

Terms and conditions: We made two option grants totaling 900,000 shares to our Chief Executive Officer under this plan. The first grant was made on January 8, 1998, for 400,000 shares with a per share exercise price of $10.59 and an expiration date in January 2008. The option vested in full in January 2001. The second grant was made on January 20, 1999, for 500,000 shares with a per share exercise price of $13.63 and an expiration date in January 2009. The option vested in full in January 2000. Vesting of the second option accelerated based on satisfaction of the performance target of 50% cumulative growth in our earnings per share within two (2) years or less over the base year 1998, adjusted for the effects of acquisitions and divestitures. In each case, the option exercise price represented the fair market price of the stock on the date of grant. Upon the death or total disability of the optionee, he or his estate has one year to exercise vested options. Upon retirement at a PerkinElmer-recognized retirement age, the optionee has the earlier of three (3) years or January 2009 to exercise vested options. Upon termination of the optionee’s employment, all further vesting stops and all unvested shares are cancelled. Upon a change in control of PerkinElmer, all unvested options become 100% vested.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 24, 2006, our audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2006 fiscal year, which ends on December 31, 2006. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our board of directors, upon the recommendation of the audit committee, believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, holder of 2,100 shares of our common stock, has submitted the following resolution for adoption at the meeting.

“Resolved: That the shareholders of PerkinElmer, Inc. (the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or by-laws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

Supporting Statement from the United Brotherhood of Carpenters Pension Fund for the Shareholder Proposal: Our Company is incorporated in Massachusetts. Among other issues, Massachusetts corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Massachusetts law provides that unless a company’s articles of incorporation or by-laws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to eject a director. (General Laws of Massachusetts, Part I, Title XXII, Chapter 156D, Section 7.28 (a), Voting for directors; cumulative voting.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

PERKINELMER’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

Our board of directors has carefully considered the proposal of the United Brotherhood of Carpenters Pension Fund, and believes that it is not now in the best interest of this company or our shareholders to amend our articles of organization or by-laws to provide for the election of directors by a majority of votes cast.

Our board of directors believes it is important for the shareholders of this company to have a clear voice in the selection of the directors who will oversee the management of the company. That is why our board of directors adopted a corporate governance guideline earlier this year to give shareholders that clear voice in the establishment of the board. In summary, it provides that, if in an uncontested election for directors, any director fails to receive “for” votes equal to a majority of the votes cast in that election, that director must submit an offer to resign from the board. The board of directors, on the recommendation of the Nominating and Corporate Governance Committee, will decide within 90 days whether or not to accept that offer of resignation. In making that decision, the board will consider the factors the board deems relevant, which may include, for example, any stated reasons that shareholders “withheld” votes from the election for that director, the director’s length of service, his or her qualifications, and contributions to the company. Following the board’s decision, the company will promptly publicly disclose the board’s decision whether to accept the offered resignation, including an explanation of how the decision was reached and, if applicable, the reasons an offer to resign was not accepted, in a Form 8-K to be filed with the Securities and Exchange Commission. The full text of the new corporate governance guideline is available on our website (www.perkinelmer.com).

The use of a corporate governance guideline to achieve the clear voice for shareholders in director elections avoids the risks for the company and our shareholders that could be created if the shareholder proposal were adopted. For example, if the shareholder proposal were adopted and a director did not receive as “for” votes a majority of the votes cast in an election, that would result in a “failed election.” If the director who failed to receive the necessary “for” votes was an incumbent director, that director would nevertheless stay in office or “hold over” as a director until his successor is duly elected and qualified sometime in the future. Similarly, if a non-incumbent director nominee failed to receive a majority of “for” votes, that could cause a director who had not been re-nominated and was not up for election nevertheless to remain on the board until the next election. Neither of these possible results would reflect accurately the voices of our shareholders, and yet the shareholder proposal offers no guidance on how such situations would be handled, if the proposal were to be adopted. Similarly, the proposal is silent on whether a majority voting standard should apply to a contested election for directors, a situation in which an absolute majority of votes could be particularly difficult to achieve, which could result in more “failed elections”.

Similarly, if the shareholder proposal were implemented and Massachusetts law were amended to eliminate the “holdover” effect, a director who failed to receive “for” votes at least equal to a majority of the votes cast would be removed from the board immediately upon the certification of that election. If that were to happen, such a situation could jeopardize the company’s compliance with the rules and standards established by the Securities and Exchange Commission and the New York Stock Exchange relating, for example, to audit committee financial experts and the requisite proportion of independent directors on the board.

Our board of directors has consistently demonstrated a strong commitment to good corporate governance. For example, we voluntarily eliminated our classified board in 1995 and voluntarily allowed our shareholder rights plan to lapse in 2005. We believe that adoption of the shareholder proposal, which could introduce uncertainty, inefficiency and administrative cost into the administration of the board of directors, would not be in the best interest of the company or its shareholders. We believe that the corporate governance guideline adopted earlier this year gives our shareholders a clear voice in director elections while retaining the efficient functioning of the board of directors. We will continue to monitor developments in this important area so we may maintain our high standards of corporate governance.

OUR BOARD OF DIRECTORS BELIEVES THAT THE POLICY INCLUDED IN OUR CORPORATE GOVERNANCE GUIDELINES BETTER ADDRESSES THE PRIMARY GOALS STATED IN THE PROPOSAL FROM THE UNITED BROTHERHOOD OF CARPENTERS PENSION FUND AND THAT APPROVAL OF THIS SHAREHOLDER PROPOSAL IS NOT IN THE BEST INTEREST OF PERKINELMER AND ITS SHAREHOLDERS. THEREFORE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during fiscal 2005 our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2007 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices no later than November 18, 2006.

Shareholders who wish to make a proposal at the 2007 annual meeting — other than one that will be included in our proxy materials — should notify PerkinElmer no later than February 1, 2007. If a shareholder who wishes to present a proposal fails to notify PerkinElmer by this date, the proxies that the board of directors solicits for the 2007 annual meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before the 2007 annual meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The corresponding proposal submission date for the 2006 annual meeting was February 1, 2006. The proxies that the board of directors solicits for the 2006 annual meeting will have discretionary authority to vote on any shareholder proposals properly brought before the 2006 annual meeting with respect to which PerkinElmer was not notified by that date.

By Order of the Board of Directors,

Gregory L. Summe
Chief Executive Officer and President

Wellesley, Massachusetts

March 17, 2006

APPENDIX A

PERKINELMER, INC. BY- LAWS

(Amended and Restated as of April 26, 2005)

ARTICLE I.

Stockholders.

1.	Place of Meetings.

All meetings of stockholders shall be held within Massachusetts unless the Articles of Organization permit the holding of stockholder meetings outside Massachusetts, in which event such meetings may be held either within or without Massachusetts. Meetings of stockholders shall be held at the principal office of the corporation unless a different place is fixed by the Directors or the Chairman of the Board and stated in the notice of the meeting.

2.	Annual Meetings.

The annual meeting of stockholders shall be held on the fourth Tuesday of April in each year (or if that be a legal holiday in the place where the meeting is to be held, on the next succeeding full business day) at 10:30 o’clock A.M., unless a different hour is fixed by the Directors or the Chairman of the Board and stated in the notice of the meeting. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Articles of Organization or by these By-Laws, may be specified by the Directors or the Chairman of the Board. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu thereof and any action taken at such meeting shall have the same effect as if taken at the annual meeting.

3.	Special Meetings.

Special meetings of stockholders may be called by the President or by the Directors. In addition, upon written application of one or more stockholders who are entitled to vote and who hold at least the Required Percentage (as defined below) of the capital stock entitled to vote at the meeting (the “Voting Stock”), special meetings shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer. For purposes of this Section 3, the “Required Percentage” shall be 40% or such lesser percentage as shall constitute the maximum percentage permitted by law for this purpose. Any request for a call of special meeting of stockholders (a “Call”) by the holders of the Required Percentage of the Voting Stock shall be governed by and subject to the following:

(a) Any stockholder of record seeking to solicit requests for a Call pursuant to this Section 3 shall so notify the corporation in writing to the Secretary of the corporation, and such written notification shall set forth the reason or reasons for the Call and the purpose or purposes of such special meeting.

(b) No solicitation of stockholder requests for a Call (a “Call Solicitation”) may be commenced (i) before the Call Request Record Date, as defined in paragraph (c) of this Section 3, or (ii) during the period of 90 days following the most recent meeting of the stockholders of the corporation.

(c) In order that the corporation may determine the stockholders entitled to request a Call, the Board of Directors of the corporation shall fix a record date (the “Call Request Record Date”). Any stockholder of record seeking to solicit stockholder requests for a Call shall, with delivery to the corporation of the written information specified in paragraph (a), request in writing that the Board of Directors fix the Call Request Record Date. The Board of Directors shall, within 10 days after the date on which such request is received, adopt a resolution fixing the Call Request Record Date, and such Call Request Record Date shall be not more than 10 days after the date upon which such resolution is adopted by the Board of Directors.

(d) All requests for a Call and revocations thereof shall be delivered to the corporation no later than the 30th day (the “Delivery Date”) after the Call Request Record Date.

(e) Any stockholder may revoke a prior request for a Call or opposition to a Call by an instrument in writing delivered prior to the Delivery Date.

(f) Promptly after the Delivery Date, requests for a Call and revocations thereof shall be counted and verified by an independent party selected by the corporation.

(g) If, in response to any Call Solicitation, the holders of record of the Required Percentage of the Voting Stock as of the Call Request Record Date submit valid and unrevoked requests for a Call no later than the Delivery Date, the Board of Directors of the corporation shall fix a record date and a meeting date for the special meeting, provided that the date to be fixed for such meeting shall be no earlier than 60 days or later than 90 days after the Delivery Date, and provided further that the Board of Directors shall not be obligated to fix a meeting date or to hold any meeting of stockholders within 60 days of the next scheduled meeting of the stockholders of the corporation.

(h) In the absence of a quorum at any special meeting called pursuant to a Call Solicitation, such special meeting may be postponed or adjourned from time to time only by the officer of the corporation entitled to preside at such meeting.

(i) If a Call Solicitation does not receive the support of the holders of record of the Required Percentage of the Voting Stock, no subsequent Call may be made or solicited by any stockholder during a period of 90 days after the Delivery Date.

4.	Notice of Meetings.

A written notice of every meeting of stockholders, stating the place, date and hour thereof, and the purposes for which the meeting is to be held, shall be given by the Secretary or other person calling the meeting at least seven days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, by law, by the Articles of Organization or by these By-Laws, is entitled to such notice. A stockholder may waive any notice required by law, the Articles of Organization or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing, be signed by the stockholder entitled to the notice and be delivered to the corporation for inclusion with the records of the meeting. A stockholder’s attendance at a meeting: (a) waives objection to lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

5.	Quorum.

Unless the Articles of Organization otherwise provide, a majority in interest of all stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter, except that if two or more classes of stock are outstanding and entitled to vote as separate classes, then in the case of each such class a quorum shall consist of a majority in interest of the stock of that class issued, outstanding and entitled to vote.

6.	Adjournments.

Except as provided in Section 3 of this Article I, any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting, although less than a quorum, or by any officer entitled to preside or to act as secretary of such meeting, if no stockholder is present. It shall not be necessary to notify any stockholder of any adjournment. Any business which could have been transacted at any meeting of the stockholders as originally called may be transacted at any adjournment thereof.

7.	Voting and Proxies.

Each stockholder shall have one vote for each share of stock entitled to vote held by him of record according to the records of the corporation and a proportionate vote for a fractional share so held by him, unless otherwise provided by the Articles of Organization. A stockholder may vote his or her shares in person or may appoint a proxy to vote or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. Unless otherwise provided in the appointment form, an appointment is valid for a period of 11 months from the date the stockholder signed the form or, if it is undated, from the date of its receipt by the officer or agent. An appointment of a proxy is revocable by the stockholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest, as defined in the Massachusetts Business Corporation Act, as in effect from time to time (the “MBCA”). An appointment made irrevocable is revoked when the interest with which it is coupled is extinguished. The death or incapacity of the stockholder appointing a proxy shall not affect the right of the corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he or she did not know of its existence when he or she acquired the shares, and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates. Subject to the provisions of Section 7.24 of the MBCA, or any successor Section thereto, and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the corporation is entitled to accept the proxy’s vote or other action as that of the stockholder making the appointment.

8.	Action at Meeting.

When a quorum is present, the vote of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the vote of a majority of the stock of that class present or represented and voting on a matter), except where a larger vote is required by law, the Articles of Organization or these By-Laws, shall decide any matter to be voted on by the stockholders. Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its stock. Nothing in this Section shall be construed as limiting the right of this corporation to vote shares of stock held directly or indirectly by it in a fiduciary capacity. In the event that a vote of stockholders of this corporation is required to approve an agreement to consolidate this corporation with another corporation to form a new corporation, or to merge this corporation into another corporation, or to merge or consolidate another corporation into this corporation, the vote of two-thirds of each class of stock of this corporation outstanding and entitled to vote on the question, voting separately, shall be necessary for the approval of such agreement.

9.	Action without Meeting.

Any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action by a writing filed with the records of the meetings of stockholders. Such consent shall be treated for all purposes as a vote at a meeting.

10.	Conduct of Meetings.

The Board of Directors may adopt such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate, including without limitation such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders, their duly authorized and constituted proxies or attorneys or such other persons as shall be determined; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

11.	Meetings by Remote Communication.

Unless otherwise provided in the Articles of Organization, if authorized by the Board of Directors, subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, provided that: (1) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (2) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (3) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

12.	Form of Stockholder Action.

(a) Any vote, consent, waiver, proxy appointment or other action by a stockholder or by the proxy or other agent of any stockholder shall be considered given in writing, dated and signed, if, in lieu of any other means permitted by law, it consists of an electronic transmission that sets forth or is delivered with information from which the corporation can determine (1) that the electronic transmission was transmitted by the stockholder, proxy or agent or by a person authorized to act for the stockholder, proxy or agent; and (2) the date on which such stockholder, proxy, agent or authorized person transmitted the electronic transmission. The date on which the electronic transmission is transmitted shall be considered to be the date on which it was signed. The electronic transmission shall be considered received by the corporation if it has been sent to any address specified by the corporation for the purpose or, if no address has been specified, to the principal office of the corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of stockholders.

(b) Any copy, facsimile or other reliable reproduction of a vote, consent, waiver, proxy appointment or other action by a stockholder or by the proxy or other agent of any stockholder may be substituted or used in lieu of the original writing for any purpose for which the original writing could be used, but the copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II.

Directors.

1.	Powers.

The business of the corporation shall be managed by a Board of Directors who may exercise all the powers of the corporation except as otherwise provided by law, by the Articles of Organization or by these By-Laws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.	Number and Election.

The number of Directors which shall constitute the whole Board of Directors shall be such number, not less than three nor more than thirteen, as shall be fixed by vote of the stockholders or the Board of Directors. During the time periods specified in this Section 2, the Board of Directors shall be divided into three classes in respect of term of office, each class to contain, as nearly as possible, one-third of the whole number of the Board. Of the Board of Directors elected at the Annual Meeting of Stockholders in 1975, the members of one class shall serve until the Annual Meeting of Stockholders held two years following their election, and the members of the third class shall serve until the Annual Meeting of Stockholders held three years following their election; provided, however, that in each case Directors shall serve until their successors shall be elected and qualified. At each Annual Meeting of Stockholders, commencing with the Annual Meeting in 1976 through and including the Annual Meeting in 1995, the successors of the Directors of the class whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held three years next following (and until their successors shall be duly elected and qualified), so that the term of one class of Directors shall expire in each year.

At each Annual Meeting of Stockholders, commencing with the Annual Meeting in 1996, the successors of the Directors whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held in the following year (and until their successors shall be duly elected and qualified), so that, upon the expiration in 1998 of the terms of the Directors elected at the Annual Meeting in 1995, all Directors shall be elected to hold office for a one-year term (and until their successors shall be duly elected and qualified).

3.	Vacancies.

A vacancy in the Board of Directors, however occurring, unless and until filled by the stockholders, may be filled by the Directors.

4.	Change in Number of the Board.

The number of the Board of Directors may be increased or decreased and one or more additional Directors elected at any special meeting of the stockholders or by a vote of a majority of the Directors then in office. For so long as the Directors are divided into classes in accordance with the terms of Section 2 of this Article II, Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall serve until the expiration of the term of his or her predecessor and until his or her successor is duly elected and qualified. No decrease in the number of the Board of Directors shall shorten the term of any incumbent Directors.

5.	Resignation and Retirement.

Any Director may resign by delivering his written resignation to the corporation at its principal office or to the Chairman of the Board, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event. Except in special circumstances specifically approved by the Board, a Director shall be deemed to have retired at the Annual Meeting of Stockholders following the date the Director shall have attained the age of seventy.

6.	Removal.

A Director may be removed from office (a) with or without cause by a vote of two-thirds of the stock outstanding and entitled to vote in the election of Directors, provided that the Directors of a class elected by a particular class of stockholders may be removed only by the vote of two-thirds of the shares of such class which are outstanding and entitled to vote or (b) for cause by vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

7.	Meetings.

Regular meetings of the Directors may be held without call or notice at such places, within or without Massachusetts, and at such times as the Directors may from time to time determine, provided that any Director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Directors may be held without a call or notice at the same place as the annual meeting of stockholders, or the special meeting held in lieu thereof, following such meeting of stockholders.

Special meetings of the Directors may be held at any time and place, within or without Massachusetts, designated in a call by the Chairman of the Board, the President, Treasurer or two or more Directors.

The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is considered to be present in person at the meeting.

8.	Notice of Special Meetings.

Notice of a special meeting of the Directors shall be given to each Director at least 24 hours before the meeting by the Secretary or any Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. All notices to Directors shall conform to the requirements of Section 12 of Article V of these Bylaws. A Director may waive any notice before or after the date and time of the meeting. The waiver shall be in writing, signed by the Director entitled to the notice, or in the form of an electronic transmission by the Director to the corporation, and filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the Director at the beginning of the meeting, or promptly upon his arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

9.	Quorum.

At any meeting of the Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time without further notice.

10.	Action at Meeting.

At any meeting of the Directors at which a quorum is present, the vote of a majority of those present, unless a different vote is specified by law, by the Articles of Organization or by these By-Laws, shall be sufficient to take any action.

11.	Action by Consent.

Any action required or permitted to be taken by the Directors may be taken without a meeting if the action is taken by the unanimous consent of the members of the Board of Directors. The action must be evidenced by one or more consents describing the action taken, in writing, signed by each Director, or delivered to the corporation by electronic transmission, to the address specified by the corporation for the purpose or, if no address has been specified, to the principal office of the corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of Directors, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 11 is effective when the last Director signs or delivers the consent, unless the consent specifies a different effective date. A consent signed or delivered under this Section 11 has the effect of a meeting vote and may be described as such in any document.

12.	Committees.

The Directors may, by vote of a majority of the Directors then in office, elect from their number an executive committee or other committees and may by like vote delegate thereto some or all of their powers except those which by law, the Articles of Organization or these By-Laws they are prohibited from delegating. Except as the Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these By-Laws for the Directors.

ARTICLE III.

Officers.

1.	Enumeration.

The officers of the corporation shall consist of a Chairman of the Board, President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers as the Directors may determine. Such other officers may include, without limiting the foregoing, a Controller and one or more Assistant Vice Presidents, Assistant Controllers, Assistant Treasurers and Assistant Secretaries.

2.	Election.

The Chairman of the Board, President, Treasurer and Secretary shall be elected annually by the Directors at their first meeting following the annual meeting of stockholders. Other officers may be appointed by the Directors at such meeting or at any other meeting. The Chief Executive Officer shall also have the power to appoint Assistant Vice Presidents, Assistant Treasurers, Assistant Controllers and Assistant Secretaries.

3.	Qualification.

The Chairman of the Board and the President shall be Directors. No officer need be a stockholder. Any two or more offices may be held by the same person, provided that the Chairman of the Board and Secretary shall not be the same person, nor shall the President and Secretary be the same person. The Secretary shall be a resident of Massachusetts unless the corporation has a resident agent appointed for the purpose of service of process. Any officer may be required by the Directors to give bond for the faithful performance of his duties to the corporation in such amount and with such sureties as the Directors may determine.

4.	Tenure.

Except as otherwise provided by law, by the Articles of Organization or by these By-Laws, the Chairman of the Board, President, Treasurer and Secretary shall hold office until the first meeting of the Directors following the annual meeting of stockholders and thereafter until their successors are chosen and qualified. All other officers appointed by the Directors or by the Chief Executive Officer shall hold office until the first meeting of the Directors following the annual meeting of stockholders, unless a different term is specified in choosing or appointing them. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the Chairman of the Board, President or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.	Removal.

The Directors may remove any officer with or without cause by a vote or a majority of the entire number of Directors then in office, provided that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors prior to action thereon.

6.	Chairman of the Board.

The Directors shall appoint a Chairman of the Board. When present, he shall preside at all meetings of the Directors and stockholders and shall have such other powers and duties as are usually vested in the office of Chairman of the Board as well as such other powers and duties as may be vested in him by the Board of Directors.

7.	President.

The President shall have general supervision and control of all or a substantial portion of the operations of the business, as well as such other power and duties as may be vested in the President by the Board of Directors, or the Chief Executive Officer if other than the President. In the absence of the Chairman of the Board, the President shall preside, when present, at all meetings of the Directors and stockholders. In the absence or disability of the Chief Executive Officer, if other than the President, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

8.	Chief Executive Officer.

The Board of Directors, shall appoint, as the Chief Executive Officer of the Company, the President, the Chairman of the Board, or any other officer of the corporation as the Board of Directors may deem appropriate. The Chief Executive Officer shall have the ultimate supervision and control of the operations of the business.

9.	Vice President and Assistant Vice President.

Unless otherwise specified by the Board of Directors, the Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and shall have such other powers as the Directors or the Chief Executive Officer may from time to time prescribe.

An Assistant Vice President shall have such duties and powers as the Directors and the Chief Executive Officer may from time to time prescribe.

10.	Financial Officers.

In addition to the election of a Treasurer, the Directors may appoint one or more additional financial officers. The Directors may designate one of the officers as the Chief Financial Officer who, subject to the direction of the Directors and the Chief Executive Officer, shall have overall supervision and control of the internal and external financial affairs of the corporation including financial reporting and the management of the assets of the corporation, as well as such other powers and duties as may be vested in him by the Directors or the Chief Executive Officer. He shall have responsibility, custody and control of all funds, securities and valuable documents of the corporation except as the Directors may otherwise provide.

The Treasurer shall, subject to the direction of the Directors, the Chief Executive Officer and the Chief Financial Officer, if there be one, have general charge of managing the assets of the corporation. He shall perform such other duties as may be vested in him by the Directors, the Chief Executive Officer, or the Chief Financial Officer. In the event the Directors have not designated a Chief Financial Officer, or, if one is designated, in his absence or disability, the Treasurer shall have custody of all funds, securities and valuable documents of the corporation except as the Directors may otherwise provide.

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Directors, shall in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and shall have such other powers as the Directors may from time to time prescribe.

The Assistant Controller, or if there shall be more than one, the Assistant Controllers in the order determined by the Directors, shall, in the absence or disability of the Controller, perform the duties and exercise the powers of the Controller, and shall perform such other duties and shall have such other powers as the Directors may from time to time prescribe.

11.	Secretary and Assistant Secretaries.

The Secretary shall have the duty and power to give notices of all meetings of stockholders and Directors, to attend all meetings of stockholders and Directors, to prepare minutes of the meetings of stockholders and Directors, to authenticate the records of the corporation, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents. The Assistant Secretary, or if there shall be more than one, the Assistant Secretaries in the order determined by the Directors, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and shall have such other powers as the Directors may from time to time prescribe.

12.	Other Powers and Duties.

Each officer shall, subject to these By-Laws, have in addition to the duties and powers specifically set forth in these By-Laws, such duties and powers as are customarily incident to his office, and such duties and powers as the Directors may from time to time designate.

ARTICLE IV.

Capital Stock.

1.	Certificates of Stock.

Each stockholder shall be entitled to a certificate of the capital stock of the corporation in such form as may be prescribed from time to time by the Directors. The certificate shall be signed by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or any Assistant Treasurer, but when a certificate is countersigned by a transfer agent or a registrar, other than a Director, officer of employee of the corporation, such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the time of its issue.

Every certificate for shares of stock which are subject to any restriction on transfer pursuant to the Articles of Organization, the By-Laws or any agreement to which the corporation is a party, shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restrictions and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued or a statement of the existence of such preferences, powers, qualifications and rights and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

2.	Transfers.

Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Articles of Organization or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.

It shall be the duty of each stockholder to notify the corporation of his post office address and of his taxpayer identification number.

3.	Record Date.

The Directors may fix in advance a time not more than sixty days preceding the date of any meeting of stockholders or the date for the payment of any dividend or the making of any distribution to stockholders or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent. In such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date. Without fixing such record date, the Directors may for any of such purposes close the transfer books for all or any part of such period.

4.	Replacement of Certificates.

In case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Directors may prescribe, including the presentation of reasonable evidence of such loss, destruction or mutilation and the giving of such indemnity as the Directors may require for the protection of the corporation or any transfer agent or registrar.

5.	Issue of Capital Stock.

Unless otherwise voted by the stockholders, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of the capital stock of the corporation held in its treasury may be issued or disposed of by vote of the Directors, in such manner, for such consideration and on such terms as the Directors may determine.

ARTICLE V

Miscellaneous Provisions.

1.	Fiscal Year.

The fiscal year of the corporation shall end on the 31st day of December in each year in which such date falls on Sunday, or the Sunday next preceding or following the 31st day of December in each year, which ever Sunday is nearest to such 31st day of December.

2.	Seal.

The seal of the corporation shall, subject to alteration by the Directors, bear its name, the word “Massachusetts”, and the year of its incorporation.

3.	Execution of Instruments.

All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the corporation in its behalf shall be signed by the Chairman of the Board and Chief Executive Officer or the Treasurer except as the Directors may generally or in particular cases otherwise determine.

4.	Voting of Securities.

Except as the Directors may otherwise designate, the Chairman of the Board, the President, the Chief Financial Officer, Treasurer or Secretary may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for, this corporation (with or without power of substitution) at any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

5.	Corporate Records.

The original, or attested copies, of the Articles of Organization, By-Laws and records of all meetings of the incorporators and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept in Massachusetts at the principal office of the corporation, or at an office of its transfer agent or of the Secretary. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to the inspection of any stockholder for any proper purpose, but not to secure a list of stockholders for the purpose of selling said list or copies thereof, or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

6.	Evidence of Authority.

A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, Directors, Executive Committee or any officer or representative of the corporation shall as to all persons who rely thereon in good faith be conclusive evidence of such action.

7.	Articles of Organization.

All references in these By-Laws to the Articles of Organization shall be deemed to refer to the Articles of Organization of the corporation, as amended and in effect from time to time.

8.	Transactions with Interested Parties.

In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any firm, association, partnership or person shall be affected or invalidated by the fact that any Director or officer of this corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or is in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein; provided that the fact that he individually or as a director, member or officer of such corporation, firm, association or partnership is such a party or is so interested shall be disclosed to or shall have been known by the Board of Directors or a majority of the Board of Directors at which action upon any such contract or transaction shall be taken; any Director may be counted in determining the existence of a quorum and may vote at any meeting of the Board of Directors of this corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership, provided that any vote with respect to such contract or transaction must be adopted by a majority of the Directors then in office who have no interest in such contract or transaction.

9.	Indemnification.

(a) Actions, Suits and Proceedings.    The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in subsection (f) below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

(b) Settlements.    The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys’ fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to subsection (e) below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

(c) Notification and Defense of Claim.    As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this subsection (c). The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(d) Advance of Expenses.    Subject to the provisions of subsection (e) below, in the event that the corporation does not assume the defense pursuant to subsection (c) of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by, or on behalf of, the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

(e) Procedure for Indemnification.    In order to obtain indemnification or advancement of expenses pursuant to subsections (a), (b) or (d) of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in subsection (a) or (b), as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

(f) Remedies.    The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in subsection (e). Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to subsection (e) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

(g) Subsequent Amendment.    No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(h) Other Rights.    The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this

Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

(i) Partial Indemnification.    If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(j) Insurance.    The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

(k) Merger or Consolidation.    If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

(l) Savings Clause.    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

(m) Subsequent Legislation.    If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

10.	Amendments.

The stockholders may by a vote of two-thirds of the stock of the corporation, outstanding and entitled to vote, make, amend or repeal the By-Laws of the corporation in whole or in part at any meeting of the stockholders provided that notice of the substance of the proposed action is stated in the notice of meeting. The Directors may make, amend or repeal the By-Laws of the corporation in whole or in part at any meeting of the Directors by vote of a majority of the Directors then in office, except that the provisions thereof fixing the place of the meetings of stockholders, fixing the date of the annual meeting of stockholders, designating the number necessary to constitute a quorum at meetings of the stockholders, governing procedure with respect to the removal of Directors, affording indemnification to Directors or officers and governing amendment of these By-Laws, may be made, amended, or repealed only by the stockholders. No change in the date of the annual meeting may be made within sixty days before the date fixed in these By-Laws, and in case of any change of such date, notice thereof shall be given to each stockholder in person or by letter mailed to his last known post office address at least twenty days before the new date fixed for such meeting.

11.	1987 Massachusetts Control Share Acquisition Act.

The 1987 Massachusetts Control Share Acquisition Act, Chapter 110D of the Massachusetts General Laws, as it may be amended from time to time, shall not apply to the corporation.

12.	Manner of Notice.

All notices provided for under these By-Laws shall conform to the following requirements:

(a) Notice shall be in writing unless oral notice is reasonable under the circumstances. Notice by electronic transmission is written notice.

(b) Notice may be communicated in person; by telephone, voice mail, telegraph, teletype or other electronic means; by mail; by electronic transmission; or by messenger or delivery service. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published; or by radio, television or other form of public broadcast communication.

(c) Written notice, other than notice by electronic transmission, if in a comprehensible form, is effective upon deposit in the United States mail, if mailed postpaid and correctly addressed to the addressee’s address shown in the corporation’s current records.

(d) Written notice by electronic transmission, if in comprehensible form, is effective: (1) if by facsimile telecommunication, when directed to a number furnished by the addressee for the purpose; (2) if by electronic mail, when directed to an electronic mail address furnished by the addressee for the purpose; (3) if by a posting on an electronic network together with separate notice to the addressee of such specific posting, directed to an electronic mail address furnished by the addressee for the purpose, upon the later of (i) such posting and (ii) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the addressee in such manner as the addressee shall have specified to the corporation. An affidavit of the Secretary or an Assistant Secretary of the corporation, the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(e) Except as provided in Section 12(c) of this Article V, written notice, other than notice by electronic transmission, if in a comprehensible form, is effective at the earliest of the following: (1) when received; (2) seventy-two hours after its deposit in the United States mail, if mailed postpaid and correctly addressed; (3) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested; or if sent by messenger or delivery service, on the date shown on the return receipt signed by or on behalf of the addressee; or (4) on the date of publication if notice by publication is permitted.

(f) Oral notice is effective when communicated if communicated in a comprehensible manner.

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 25, 2006, at our corporate offices. Our corporate offices are located at 45 William Street, Wellesley, Massachusetts. Our phone number at that address is (781) 237-5100. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

Going South on Route 128 (I-95): Bear right off Route 128 South to enter Route 9 East. Continue for .2 miles and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

Going North on Route 128 (I-95): Bear right off Route 128 to enter Route 9 East. Continue for a short distance and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

Going West on Route 9: Exit right off Route 9 West onto the William Street exit to enter Wellesley Office Park. William Street is the next exit after the Chestnut Street exit and the last exit before Route 128.

Going East on Route 9: Bear right off Route 9 East onto the Chestnut Street exit after passing under Route 128. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

* Corporate offices, 45 William Street, Wellesley, Massachusetts

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX B

PROXY
PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders April 25, 2006

The undersigned hereby appoints Gregory L. Summe and Robert F. Friel, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 45 William Street, Wellesley, Massachusetts on Tuesday, April 25, 2006, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS To elect 01 Tamara J. Erickson, 02 Robert F. Friel, 03 Nicholas A. Lopardo, 04 Alexis P. Michas,

                                                     05 James C. Mullen, 06 Dr. Vicki L. Sato, 07 Gabriel Schmergel, 08 Kenton J. Sicchitano,

                                                     09 Gregory L. Summe and 10 G. Robert Tod for terms of one year each.

2. RATIFICATION OF AUDITORS To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

3. SHAREHOLDER PROPOSAL To request that the Company’s Board of Directors amend the Company’s governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

PerkinElmer, Inc.
Annual Meeting of Shareholders

April 25, 2006

10:30 a.m.

Company’s Corporate Offices

45 William Street

Wellesley, Massachusetts

This is your admission ticket to the Annual Meeting of Shareholders of PerkinElmer, Inc. to be held on Tuesday, April 25, 2006 at the Company’s corporate offices located at 45 William Street, Wellesley, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the shareholder whose name appears on it and is non-transferable.

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This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side; FOR the ratification of Deloitte & Touche LLP as independent auditors; and AGAINST the shareholder proposal.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1				The Board of Directors recommends a vote FOR Proposal 2	FOR	AGAINST	ABSTAIN
1. To elect ten nominees for Director for terms of one year each (see reverse);				2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.	☐	☐	☐
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
				The Board of Directors recommends a vote AGAINST Proposal 3	FOR	AGAINST	ABSTAIN

FOR except vote withheld from the following nominee(s):

3.  Shareholder proposal to request that the Company’s Board of Directors amend the Company’s governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast.

					☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature _______________________	Date __________________________	Signature _______________________	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pki Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

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